Original Electronically Transmitted to the Securities and Exchange Commission on November 4, 1998

                                                      Registration No. 333-

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 FORM S-8
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933


                         BELL ATLANTIC CORPORATION
            (Exact name of issuer as specified in its charter)

         Delaware                                 23-2259884
  (State or other jurisdiction of         (I.R.S. Employer Identification No.)
   incorporation or organization)

                        1095 Avenue of the Americas
                            New York, NY  10036
                              (212) 395-2121
                 (Address of principal executive offices)

                NYNEX CORPORATION SAVINGS AND SECURITY PLAN
                          (NON-SALARIED EMPLOYEES)

                         (Full title of the plan)

                               Ellen C. Wolf
                         Vice President-Treasurer
                         Bell Atlantic Corporation
                        1095 Avenue of the Americas
                            New York, NY  10036
                  (Name and address of agent for service)

                              (212) 395-2121
       (Telephone number, including area code, of agent for service)

                                 Copy to:
                          P. Alan Bulliner, Esq.
             Associate General Counsel and Corporate Secretary
                         Bell Atlantic Corporation
                        1095 Avenue of the Americas
                            New York, NY 10036
                              (212) 395-2121


                      CALCULATION OF REGISTRATION FEE

  Title of      Amount to be     Proposed       Proposed       Amount of
securities to    registered      maximum        maximum      registration
be registered       (1)          offering      aggregate        fee(3)
     (1)                        price per       offering
                                  share        price (2)
Common Stock,    5,000,000      $51.5313    $257,656,500.00    $71,628.51
  par value
  $.10 per
    share


______________

(1)Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the interests in the plan. This registration statement also relates to an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416.
(2)Estimated pursuant to paragraph (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales price for a share of Common Stock on October 29, 1998, as reported on the New York Stock Exchange.
(3)Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: proposed maximum offering price multiplied by .000278.

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, as filed by the Registrant with the Securities and Exchange Commission (File No. 1-8606), are incorporated by reference in this Registration Statement and made a part hereof:

     (a) The Registrant's Annual Reports on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 1997.

     (b) The Registrant's Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 1998 and Form 10-Q for the quarter ended June 30, 1998.

     (c) The Registrant's Current Reports on Form 8-K dated January 21, 1998, March 13, 1998, April 23, 1998, May 1, 1998, July 23, 1998, July
     27, 1998, August 3, 1998, October 13, 1998, October 21, 1998 and
     October 28, 1998.

     (d) The description of the Registrant's Common Stock contained in the registration statement on Form 10 filed under Section 12 of the Securities Exchange Act, and any amendments or reports filed for the purpose of updating that description.


     All reports and other documents subsequently filed by the Registrant or the Bell Atlantic Savings and Security Plan for Associates of Bell Atlantic North (the "Plan") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Copies of the above documents (excluding exhibits) may be obtained without charge upon written request directed to Investor Relations, Bell Atlantic Corporation, 1095 Avenue of the Americas, 36th Floor, New York, NY 10036.

Experts

     The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of income, changes in shareowners' investment, cash flows and financial statement schedule for each of the three years in the period ended December 31, 1997, incorporated by reference, have been incorporated herein in reliance on the report, which includes an explanatory paragraph stating that Bell Atlantic Corporation changed its method of accounting for directory publishing revenues and expenses in 1996 and discontinued accounting for the operations of its telephone subsidiaries in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" during the second quarter of 1995, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The legality of the shares of Bell Atlantic Corporation Common Stock to be issued in connection with the Registration Statement will be passed upon by P. Alan Bulliner, Esq., Associate General Counsel and Corporate Secretary of Bell Atlantic Corporation. As of September 30, 1998, Mr. Bulliner owned beneficially 24,350 shares of the Common Stock of Bell Atlantic and 121,530 options to purchase shares of the Common Stock of Bell Atlantic. As of such date, he also had approximately 57 shares credited to his account under the Bell Atlantic Employee Stock Ownership Plan, and had approximately 3,871 shares credited to his account under the Bell Atlantic Savings Plan for Salaried Employees.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article 7 of the Bell Atlantic Corporation ("Bell Atlantic")
Certificate of Incorporation makes mandatory the indemnification expressly authorized under the DGCL, except that the Certificate of Incorporation only provides for indemnification in derivative actions, suits or proceedings by a director or officer if the initiation of such action, suit or proceeding was authorized by the Board of Directors.

     Pursuant to Section 7.8 of the Amended and Restated Agreement and Plan of Merger dated as of April 21, 1996 by and between NYNEX Corporation ("NYNEX") and Bell Atlantic, Bell Atlantic has agreed for a period of six years following the Effective Time to (a) cause NYNEX to maintain in effect the provisions regarding indemnification of officers and directors contained in the NYNEX Certificate of Incorporation and Bylaws and the certificates of incorporation and bylaws of each of its subsidiaries or in director, officer or employee indemnification agreements of NYNEX and its subsidiaries, (b) maintain in effect and cause NYNEX to maintain in effect current policies of directors' and officers' liability insurance and fiduciary liability insurance with respect to claims arising prior to the Effective Time, and (c) indemnify, and cause NYNEX to indemnify, the directors and officers of Bell Atlantic and NYNEX, respectively, to the fullest extent permitted under their respective certificates of incorporation and bylaws and applicable law. In addition, Bell Atlantic has agreed to unconditionally and irrevocably guarantee for the benefit of such directors, officers and employees the obligations of NYNEX under its indemnification arrangements.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following is a list of exhibits filed as part of this Registration Statement.



Exhibit
Number                        Exhibit (1)

5              Opinion of P. Alan Bulliner, Esq., Associate General Counsel
               and Corporate Secretary of Bell Atlantic.
23.1           Consent of PricewaterhouseCoopers LLP.
23.2           Consent of P. Alan Bulliner (Included in Exhibit 5).
24             Powers of Attorney.

---------------------

     (1) In lieu of an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and an Internal Revenue Service ("IRS") determination letter that the Plan is qualified under
          Section 401 of the Internal Revenue Code of 1986, as amended, the Registrant hereby undertakes to submit the Plan and any amendments thereto to the IRS in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York on November 2, 1998.




                              BELL ATLANTIC CORPORATION



                              By: /s/ M. Meskin

                                   Mel Meskin
                                   Vice President - Comptroller



     The Plan. Pursuant to the requirements of the Securities Act of 1933, the Bell Atlantic Corporate Employees' Benefits Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on November 2, 1998.



                              NYNEX CORRPORATION SAVINGS AND SECURITY PLAN
                               (NON-SALARIED EMPLOYEES)


                              BY: BELL ATLANTIC CORPORATE
                                  EMPLOYEES' BENEFITS COMMITTEE


                              By:
                                   /s/ D. J. Sacco
                                   ______________________________
                                    Donald J. Sacco, Chairman

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



     Signature                Title                              Date


                    *         Director, President and Chief    November 2, 1998
Lawrence T. Babbio, Jr.       Executive Officer - Network
                              Group



                    *         Director                         November 2, 1998
Richard L. Carrion


                    *         Director, President and Chief    November 2, 1998
James G. Cullen               Executive Officer-Telecom Group



                    *         Director                         November 2, 1998
Lodewijk J.R. de Vink



                    *         Director                         November 2, 1998
James H. Gilliam, Jr.



                    *         Director                         November 2, 1998
Stanley P. Goldstein



                    *         Director                         November 2, 1998
Helene L. Kaplan



                    *         Director                         November 2, 1998
Thomas H. Kean


                    *         Director                         November 2, 1998
Elizabeth T. Kennan



                    *         Director                         November 2, 1998
John F. Maypole



/s/ M. Meskin                 Vice President-Comptroller       November 2, 1998
Mel Meskin                    (controller)



                    *         Director                         November 2, 1998
Joseph Neubauer



                    *         Director                         November 2, 1998
Thomas H. O'Brien



                    *         Director                         November 2, 1998
Eckhard Pfeiffer



                    *         Director                         November 2, 1998
Hugh B. Price

     Signature                Title                              Date



                    *         Director                         November 2, 1998
Rozanne L. Ridgway



                    *         Director and Senior Executive    November 2, 1998
Frederic V. Salerno           Vice President and Chief
                              Financial Officer/Strategy and
                              Business Development (principal
                              financial officer)



                    *         Director, Vice Chairman,         November 2, 1998
Ivan G. Seidenberg            President and Chief Executive
                              Officer (principal executive officer)



                    *         Director                         November 2, 1998
Walter V. Shipley



                    *         Director and Chairman            November 2, 1998
Raymond W. Smith              of the Board




                    *         Director                         November 2, 1998
John R. Stafford



                    *         Director, Executive Vice         November 2, 1998
Morrison DeS. Webb            President-External Affairs and
                              Corporate Communications



                    *         Director                         November 2, 1998
Shirley Young





*By: /s/ M. Meskin
     Mel Meskin
     Attorney-in-fact

                               Exhibit Index


5 Opinion of P. Alan Bulliner, Esq., Associate General Counsel and Corporate Secretary of Bell Atlantic Corporation.

23.1 Consent of PricewaterhouseCoopers LLP

23.2 Consent of P. Alan Bulliner (Included in Exhibit 5).

24   Powers of Attorney.